Exhibit 14
Code of Business Conduct and Ethics

Revised August 2020

Kelly Services, Inc., and/or any company directly or indirectly controlled by Kelly Services, Inc. (the entire group together “the Company"), is committed to doing the right thing, conducting ourselves in a legal, ethical, and trustworthy manner, upholding our regulatory obligations, and complying with both the letter and spirit of our business policies and applicable local laws in the countries where we operate. We take pride in doing business with integrity and respect the value of ethical business conduct. The Board of Directors (the "Board") of the Company has adopted the following Code of Business Conduct and Ethics (the “Code”) that applies to the Board itself, and every employee of the Company, regardless of position, country, business unit, or subsidiary.

The Code is intended to help us recognize and deal with ethical issues, deter wrongdoing, provide mechanisms to report any concerns, promote honest and ethical conduct, provide full, fair, and timely disclosure in the Company’s reports and communications, comply with applicable governmental laws, rules, and regulations, and foster a culture of honesty and accountability.

Each of us has a personal responsibility to conduct ourselves, and ensure that our suppliers, agents, and representatives are aware of their obligation to conduct themselves, in a legal, ethical way and to comply with both the letter and the spirit of this Code.

If you are a manager, you have a special trust and responsibility to the Company. Holding a management position with the Company means accepting an additional set of responsibilities. Our managers are given a great deal of influence over Kelly’s values and culture. Managers are expected to embody Kelly’s values, lead by example with their own conduct, demonstrate a strong commitment to leadership and teamwork, create an open-door environment so employees feel comfortable asking questions and making reports, and act promptly when they become aware of something that violates our Code, other policies, or the law.

No code or policy can anticipate every situation that may arise. This Code is intended to serve as a guide in making decisions that aren’t always easy. In complex situations, employees should take the time to consider their options carefully. Employees are encouraged to ask their manager, or another manager they trust questions about specific circumstances that may involve the provisions of this Code. Employees also may present their questions to the Vice President, Internal Audit, the General Counsel, their Human Resources representative, or to the Kelly Business Conduct and Ethics Reporting Program.

It is important that each of us takes the time to review this Code and develop a working knowledge of its provisions. Each of us is required to certify our compliance with the Code at the time of joining the Company, and annually thereafter.

Conflict of Interest

A "conflict of interest" occurs when our individual personal interests interfere, or appear to interfere, in any way with the interests of the Company. Each of us must act with integrity and avoid any relationship or activity that might impair our ability to make objective and fair decisions while fulfilling our job responsibilities. The way we conduct ourselves in the work environment impacts our reputation and the trust we maintain with customers, employees, candidates, applicants, vendors, and suppliers. By avoiding conflicts of interest, this group of Kelly stakeholders clearly understands our commitment to maintaining the integrity of the Company. Care should also be taken about the appearance of a conflict since such
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appearance might impair confidence in, or the reputation of, the Company even if there is no actual conflict and no wrongdoing.

This Code does not attempt to describe all possible conflicts of interest which could develop. Some of the more common conflicts from which we should refrain, are:

•an employee or a family member receiving an improper personal benefit as a result of the employee’s position with the Company. A “family member” means a spouse, parents, children, siblings (whether by blood, marriage, or adoption), or anyone who resides in an employee’s home;

•outside employment (i.e., a second job) working for a company that is a competitor, business partner, customer, or supplier to the Company;

•knowingly engaging in any conduct or activity that is inconsistent with the Company's best interests or that disrupts or impairs the Company's relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship;

•accepting compensation or financial benefit, in any form, including loans, from any source other than the Company, which affects job performance in any way, particularly any compensation received from an entity with which the Company has a relationship;

•offering, giving, or receiving gifts to or from anyone who deals with the Company in cases where the gift is being made to influence our actions in our position with the Company, or where acceptance of the gifts could create the appearance of an impropriety.

Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Vice President, Internal Audit or the General Counsel. We must avoid situations that can lead to conflicts of interest, but promptly disclosing them helps to ensure there is never any impropriety in any of our business dealings. Having a conflict of interest isn’t necessarily a violation of the Code, but failing to disclose such a situation is.

Directors and executive officers must seek determination and prior authorization or approval of potential conflicts of interest from the Audit Committee.

Anti-Bribery and Anti-Corruption

We take pride in conducting our business with integrity and are committed to abiding by all applicable laws in the countries where we operate. Each of us has an obligation to comply with all applicable anti-bribery and anti-corruption laws, including but not limited to the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act, and the French Law 2016-1691 (“Sapin II”), as well as all other country-specific anti-bribery and anti-corruption laws.

Individuals may not give, promise, offer, or authorize payment of anything of value, no matter how small, to any supplier, vendor, customer, government employee, or other person for the purpose of improperly influencing a decision, securing an advantage, avoiding a disadvantage, or obtaining or retaining business. Examples of items of value may include, but are not limited to, the following: charitable donations, cash, travel expenses, gifts, offers of entertainment, or any other item of value to the recipient. Acceptance of kickbacks is forbidden under this policy as well. Kickbacks are the return of a sum received or due to be received as part of an agreement to foster or arrange business. For additional guidance and examples regarding these standards refer to the Company’s Anti-Bribery and Anti-Corruption Policy.
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Violation of anti-bribery or anti-corruption laws can have serious consequences for both the Company and the individuals involved in such violations, including the possibility of substantial fines and penalties, civil damages, and criminal penalties. In many jurisdictions, violation of anti-bribery and anti-corruption laws can also include significant jail time. Each of us is required to take anti-bribery and anti-corruption training provided by the Company and to certify compliance with the principles outlined in the training, policies, and this Code yearly.

Any suspected violation should be reported immediately to Vice President Internal Audit, General Counsel, or Kelly Services Law Department (at Mailbox Employment Law (employlaw@kellyservices.com)) or +1 248-244-4555 or through Kelly Services’ Business Conduct & Ethics Reporting Program at 877-978-0049 or https://www.integrity-helpline.com/kellyservices.jsp in the United States, or for Europe, https://www.financial-integrity.com/kellyserviceseu.jsp or at the hotline numbers located in the Code of Business Conduct and Ethics.

Insider Trading

Individuals who have access to material non-public information are not permitted to use or share the information for securities trading purposes (“insider trading”) or for any other purpose except to conduct the Company’s business. It is always illegal to trade in Kelly securities (class A and class B common stock) or any related options or other rights while in possession of material non-public information, and it is also illegal to communicate or “tip” such information to others. For something to qualify as inside information, it must be both material (means that a reasonable investor would consider it important as it is likely to change the security’s perceived value) and non-public. Examples of material inside information include, but are not limited to: mergers, acquisitions or divestitures, financial results and forecasts, new products or services, unusual financings or offerings, bankruptcy filings, board of director changes, senior officer changes, public accounting firm change, and unexpected financial results or revisions. Kelly has adopted an Insider Trading Policy that includes procedures applicable to all employees and also those that apply to the Company’s Board of Directors, executive officers, and other key employees (“Restricted Persons”). This document is also posted on Kelly’s website and is sent periodically to Restricted Persons in connection with certification of compliance.

Corporate Opportunities

Each of us has a responsibility to the Company to advance its legitimate interests.
We must not:

•personally take for ourselves or divert to others opportunities that are discovered through the use of Company property, information, or our respective position;

•use Company employees, property, information, or our respective positions for personal gain; or

•compete with the Company, directly or indirectly, for business opportunities.

Confidentiality and Privacy

Kelly is committed to safeguarding the integrity, availability, and confidentiality of Kelly’s information and information systems, as well as those entrusted to Kelly by its customers, employees, candidates, applicants, vendors, and suppliers. Accordingly, each of us is expected, as a condition of employment, to safeguard data and systems from unauthorized use, disclosure, modification, destruction, or loss, by complying with Kelly’s Privacy Statement, which can be found at https://www.kellyservices.com/global/privacy-statement/, and its Information Security Policy.

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Confidential and private information includes personal data, as well as Company information that has not been made public. Confidential personal data includes: salary and earnings data, identification numbers, banking and financial information, and information on health or family issues. Confidential Company information that has not been made public includes: business plans, pricing or cost information, contracts and customer lists, materials disclosing operational goals or projects, copyrighted materials, research or strategies, and inside financial information that could be used for personal gain. The Company’s Corporate Disclosure and Communications Policy contains additional details about external communications and the proper sharing of Company information. If there is any doubt as to whether confidential information should be disclosed, employees should seek advice from their manager or a Legal Department representative.

Inquiries from the Media and External Communications

The Company is committed to providing full, fair, and accurate disclosure in all public communications. As a public Company, we are committed to full compliance with the U.S. Securities and Exchange Commission’s Regulation FD (Fair Disclosure). Consistent with this commitment, and as further described in the Company’s Corporate Disclosure and Communications Policy, employees are not authorized to answer questions from the media, analysts, investors, or any other members of the public. If you should receive such an inquiry, you must record the name of the person and immediately refer the inquiry to Investor Relations.

As an employee of Kelly, you are personally responsible for any comments about, and on behalf of the Company, that you post to a social media network (e.g., Facebook, LinkedIn, Twitter, YouTube, blogs, or forums). When identifying yourself on these networks as a Kelly employee, you associate yourself with the Company, your colleagues, managers, and customers. Therefore, be mindful that your postings will be available to the general public, reflect on the Company’s reputation and business interests, and may not interfere with your work or create a conflict of interest between you and Kelly Services. If you communicate about Kelly externally using online social media, you are expected to observe the guidelines of Kelly’s Social Media Policy.

Protection and Proper Use of Company Assets

We must each protect the Company's assets and ensure we use them in the most efficient and sustainable fashion. No one is to use Company assets, including Kelly’s facilities, equipment, property, technology, information, intellectual property, and brand for personal benefit, and all employees have a duty to safeguard these assets against theft, loss, waste, or damage.

Fair Dealing

We have a responsibility to deal fairly with each other and our customers, employees, applicants, candidates, and suppliers. No one must take unfair advantage of anyone else through manipulation, concealment, abuse of confidential information, misrepresentation of material facts, or any other unfair dealing practices. We must never make an agreement with a competitor that would restrict trade. Any coordination between our Company and our competitors can violate competition laws, even if it is based on an informal agreement. When we interact with competitors, we should never discuss: dividing territories or customers; fixing a price that we charge for a particular product or service; discounts, terms or conditions of sale that we offer; or boycotting certain customers or suppliers.

Contract Management

Kelly’s reputation and the trusted relationships we have with customers are the result of our employees’ hard work over many years. When we make commitments on the Company’s behalf, we always want to be certain that we will be able to follow through on our promises. For this reason, it is critical that in any situation where we create a legal obligation for Kelly, each aspect of the agreement must be properly
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recorded, reviewed, and approved. When we enter into a contract with a customer, we must ensure the appropriate review and approvals have been obtained by following the Company’s Signing Authority. If you have any questions about obtaining the appropriate review and approval of a customer contract, please contact the Company’s Legal Department.

Behavior in the Workplace

Kelly is committed to maintaining a work environment which promotes individual dignity and mutual respect and following all applicable laws and legislation related to labor and human rights. A respectful workplace requires the cooperation and support of each and every employee. Employees must set a positive example and avoid behaving disrespectfully, including behavior that would reasonably offend, intimidate, embarrass or humiliate others, whether deliberate or unintentionally. Inappropriate behavior in the workplace, which extends to business travel and after-hour Company sponsored events, will result in disciplinary action, up to and including termination.

We seek to foster a workplace that embraces differences in viewpoints, cultures, race, age, disability, religion, national origin, ethnicity, sexual orientation, gender identity/expression, and gender. We believe that diversity in opinions and ideas help make us a stronger organization, one that is better able to innovate creative solutions for our customers. It is the policy of Kelly to protect the employment rights of qualified applicants and employees regardless of an individual’s race, color, age, marital status, veteran status, religion, national origin, genetic information, sexual orientation, gender, gender identity/expression, disability, pregnancy, and/or other protected categories under applicable laws. We never make employment decisions based on these legally protected personal characteristics. Kelly provides equal opportunities based on skills and abilities, striving to create a workforce that reflects the diversity of the communities in which we operate. In many countries, we embrace our legal obligation to take affirmative action to promote hiring and advancement in employment among people within certain protected classifications. We believe doing so is the right thing to do and good for our business.

It is the policy of Kelly to comply with all applicable laws concerning the employment of persons with disabilities. Consistent with that commitment, it is Kelly’s policy not to discriminate against qualified individuals with disabilities in regard to application procedures, hiring, advancement, discharge, compensation, training, or other terms, conditions, and privileges of employment.

Any hostile conduct directed at an individual, including but not limited to his or her race, color, age, religion, ancestry, national origin, ethnicity, gender, sexual orientation, gender identity/expression, ~~or~~ physical or mental disability, marital status, veteran status, or any other characteristic protected by local, state or federal law is expressly prohibited. Harassment may take many forms, from overt sexual advances to offhanded remarks or jokes, to offensive comments or gestures, regardless of the intent. Some examples of inappropriate behavior in the workplace that will not be tolerated by the Company include: verbal actions such as threats, derogatory epithets, slurs, derogatory comments, negative stereotyping, or offensive jokes; non-verbal action such as gestures that belittle, insult, ridicule, or show hostility to an individual or group; distributing or displaying degrading or derogatory materials such as posters, photographs, cartoons, drawings or jokes, in either written or electronic form; and sexual advances, requests for sexual favors, other unwanted verbal or physical conduct where submission is a condition of employment or used as the basis for employment decisions, or communication of a sexual nature that is not used for reporting on or investigating conduct of a sexual nature. Any form of harassment can create a hostile, intimidating, or offensive working environment, and can interfere with work performance. Kelly has implemented strong policies against harassment in each country where we operate. These policies describe the conduct that is prohibited and establish procedures for raising concerns and reporting violations. They set expectations of our managers and define the responsibilities of Human Resources, Legal and Compliance Departments in reporting.

To avoid perceptions of favoritism, conflicts of interest, lack of confidentiality, unfair treatment, or potential coercion, 1) a relative of an employee, 2) a person living in the household of an employee, or 3) a
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person in a dating, sexual, romantic, or other intimate relationship with an employee, should not be hired or transferred into a position that results in him or her being in the same chain of command as that employee without the prior written approval of the Chief Human Resources Officer (the “CHRO”). In the event circumstances develop between employees requiring the written approval noted above, both employees are required to report the circumstances to their Human Resources Representative. With respect to Executive and Senior Officers, based upon the concern that their scope of influence or perceived influence can extend over the entirety of Kelly Services’ workforce, prior written approval of the CHRO shall be required for relationships with any and all employees of Kelly Services. Employees involved in a relationship covered by this policy will be asked to sign a document acknowledging that their relationship is entirely consensual and free from coercion and harassment. Employees in violation of this policy may be subject to termination of employment.

Kelly has a zero-tolerance policy regarding violence in the workplace. In order to help protect our co-workers and ourselves, we have an obligation to immediately report any situation involving violence, threats, bullying, or intimidation. If you have concerns about the immediate safety of yourself or others, please contact local authorities at once, before reporting the situation internally.

Kelly strives to ensure a safe, secure workplace and working conditions that promote health and well-being for all of our employees. The Company has put policies and practices in place to support these goals, and provides the resources and training we need to be able to lead injury-free lives. We are each responsible for paying close attention to our surroundings, following all safety rules and procedures, and reporting any unsafe conditions or work-related injury or illness.

Our commitment to maintaining a safe workplace means never reporting to work under the influence of alcohol, illegal drugs, or any other substance that could impair our ability to do our jobs safely. The use of alcohol or illegal drugs while at work is not permitted as it inhibits clear and sound thinking and can endanger the safety of others. Even some prescribed medications can present a problem if they impact your ability to work safely. Please be mindful of your own safety, and the safety of those around you when taking prescribed medications.

All Kelly employees are expected to help ensure the work environment remains respectful, free of unacceptable behavior and harassment free. Every employee shares the responsibility for conducting themselves in accordance with our policies and for supporting respectful workplace behavior.

Corporate Sustainability

Kelly is committed to the highest standards of corporate citizenship with a culture and values rooted in service, integrity, and taking personal responsibility for our actions, outcomes, and reputation. Given the worldwide span of our workers, clients, suppliers, and partners, we recognize the global reach of our business practices and our public accountability.
We are individually and collectively accountable for contributing to our corporate sustainability commitments which are more fully laid out in our Corporate Sustainability Policy. We encourage participation across our organization, and we will work with external stakeholders to continually advocate on behalf of the global workforce, improve our workplaces, contribute to the communities we serve, and ensure our actions are socially, ethically, and environmentally responsible.

Compliance with Laws, Rules, and Regulations

Each of us shall strive to ensure that our suppliers, agents, and representatives are aware of their obligation to, comply with all laws, rules, regulations applicable to the Company including the Foreign Corrupt Practices Act, and other anti-corruption and anti-bribery laws, labor and employment laws, antitrust laws, insider trading laws, applicable health, safety, environmental laws, applicable data privacy and protection laws, and all policies established by the Company. If any third-party is found to be
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engaging in corrupt activities while working on behalf of the Company, we will take swift and appropriate action pursuant to the Anti-Bribery and Anti-Corruption Policy.

Risk Tolerance

Risk is a necessary aspect of the continuous change that must occur to ensure growth and prosperity. Although the assumption of risk is necessary to protect the Company’s well-being, not all risks are wise and appropriate. We will not tolerate activity that unreasonably endangers our employees or others, jeopardizes the Company’s financial well-being, or is contrary to our character and values. By contrast, we embrace risks that are carefully considered, within our tolerance, and assumed in pursuit of a suitable reward. We accept that not all deliberate risk decisions will have a favorable outcome.

We expect all Kelly employees to follow these principles as set forth in Kelly’s Risk Appetite and Tolerance Statement and its accompanying guidance in their daily business conduct.

Anti-Human Trafficking and Slavery

Kelly has a zero-tolerance policy against all forms of human trafficking and related activities. Kelly is committed to globally protecting against trafficking in any persons, including employees and candidates. Kelly’s policy statement regarding Human Trafficking and Slavery is available on the Company’s website at https://www.kellyservices.com/global/sectionless-pages/human-trafficking-policy/.

Seeking Advice and Reporting Concerns

When in doubt about the best course of action in a specific situation, employees should talk to their managers, Human Resources representative, Legal Department representative, or other appropriate personnel.

Kelly values the reporting of concerns by employees. Known or suspected violations of laws, rules, and regulations applicable to the Company, of this Code or any Company policy, must be promptly reported to Kelly Services’ Business Conduct & Ethics Reporting Program at 877.978.0049 or https://www.integrity-helpline.com/kellyservices.jsp or https://www.financial-integrity.com/kellyserviceseu.jsp for Europe. Subject to applicable laws, anonymous reporting will be permitted through Kelly’s Business Code and Ethics Reporting Program. Retaliation, harassment, and reprisals of any kind against any director, officer, or employee for reports made in good faith is expressly prohibited and will result in corrective action, including termination of employment. Moreover, nothing in this Code or any Company policy or agreement prohibits any person from reporting possible violations of law or regulation or making other protected disclosure to any governmental agency or entity without the prior consent of the Company.

It is the Company’s responsibility to conduct a prompt investigation of any concern about a violation or possible violation of this Code. If an employee does not feel that a reported violation has been appropriately addressed, he or she should follow up through the Kelly Business Code and Ethics Reporting Program described above or directly with the Vice President, Internal Audit or the General Counsel.

If you seek advice, raise a concern, or report misconduct, you are doing the right thing, and Kelly is committed to providing an opportunity for employees to express their concerns and report misconduct without fear of retaliation. Therefore, retaliation, harassment, or reprisals of any kind against any director, officer, or employee for reports made in good faith will never be tolerated for raising a concern, reporting a violation, or participating in an investigation. Retaliation is usually defined as an adverse employment action or any action affecting the terms or conditions of employment. Any employees attempting to engage in retaliatory action will be subject to disciplinary action, up to and including termination. If you
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suspect that you or someone else has been retaliated against for raising any legal or business conduct issue, immediately contact the General Counsel, CHRO, or Internal Audit.

If a report regarding a violation of policy or law is received, it will be investigated and documented in accordance with Kelly’s approved investigation procedures. Once an allegation of serious misconduct is logged into our system, we will conduct a prompt, thorough, consistent, and unbiased investigation. These investigations are conducted by appropriate internal personnel or outside experts who will work in conjunction with the Law Department, Human Resources, Global Security, Compliance, and Internal Audit. Employees are not permitted to conduct their own investigation into a matter without permission from the Legal Department. All employees are expected to provide full cooperation and truthful answers in an investigation, and failure to do so will result in disciplinary actions, up to and including termination. We will, where practicable and permissible, endeavor to keep the person reporting the issue apprised of the progress and outcome of the investigation, but have no obligation to do so. If corrective action is required as a result of the investigation, we will determine the appropriate steps to take (including, when appropriate, legal action) to stop the ongoing violation, rectify a problem that already occurred, and reduce the likelihood of its recurrence.

Outside Activities

Subject to the limitations imposed by this Code, each employee is free to engage in outside activities that do not interfere with the performance of his or her responsibilities or otherwise conflict with the Company’s interests. Where activities may be of a controversial or sensitive nature, employees are encouraged to seek the guidance of a responsible supervisor, the General Counsel, or other appropriate internal authority before engaging in such activities.

Employees must not use their Company position or title or any Company equipment, supplies, or facilities in connection with outside activities, nor may they do anything that might infer sponsorship or support by the Company of such activity, unless they have received approval in writing from the General Counsel or other appropriate internal authority.

Prior to seeking any election or appointment to public office, employees must notify their supervisor and the General Counsel to clarify the Company’s position in the event the candidacy is successful or the appointment is made. Written approval must be obtained.

Political Contributions

In the United States, federal and many state laws prohibit corporations from making certain types of political contributions. No direct or indirect political contribution (including the use of Company property, equipment, funds, or other assets) of any kind may be made in the name of the Company, or by using Company funds, unless the Company’s General Counsel has certified in writing that such political contribution complies with applicable law. Please refer to the Anti-Bribery and Anti-Corruption Policy for additional instruction on lobbying and rules governing political contributions.

Public Company Reporting; Books and Records; Internal Controls

Employees are expected to support the Company’s efforts to fully and fairly disclose the results of operations and financial condition of the Company in compliance with applicable accounting principles, laws, rules, and regulations and make full, fair, accurate, timely, and understandable disclosure in our periodic reports filed with the Securities and Exchange Commission and in other public communications, including to investors, creditors, securities analysts, rating agencies, regulators, and the media.

Our financial statements and the books and records on which they are based must accurately reflect all corporate transactions and conform to all legal and accounting requirements and our system of internal controls. The Company does not tolerate any misclassification of transactions as to accounts,
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departments, or accounting periods. All records must fairly and accurately reflect in reasonable detail the Company’s assets, liabilities, revenues, and expenses. Employees must always: comply with the Company’s system of internal accounting controls; record data in a timely and accurate manner (including data used to determine compensation, including hours worked and overtime, and data used for expense reimbursement); and maintain documents in accordance with the Company’s records retention policy. We are each responsible for reporting any inaccurate, incomplete, or fraudulent entries we become aware of.

In summary, all employees, and in particular, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, and their designees (the “Senior Financial Officers”), have a responsibility to ensure that the Company’s accounting records do not contain any false or misleading statements. The Senior Financial Officers have the additional responsibility to make sure that the Company files with the U.S. Securities and Exchange Commission full, fair, timely, and understandable reports and documents. In addition to the reporting requirements set forth elsewhere in this Code, Senior Financial Officers must promptly report any known or suspected material violations of the Code to the Audit Committee.

We fully comply with requests from our internal and external auditors and provide them with the most accurate and timely information. Any effort to mislead or coerce the independent auditors or a member of the internal audit staff may have serious legal consequences and is strictly prohibited.

Global Policies, Statements, and Training

Kelly maintains specific policies that cover various areas of conduct and governance. The following are global policies, statements, and training that all employees are expected to understand and honor. Links to those policies that can be found on our public website are included below:

•Anti-Bribery and Anti-Corruption Policy

•Code of Business Conduct and Ethics

•Corporate Disclosure and Communications Policy

•Corporate Sustainability Policy

•Global Diversity and Inclusion Training

•Health and Safety

•Human Trafficking and Slavery

•Information Security

•Insider Trading

•Privacy Statement

•Respectful Workplace Policy (Unacceptable Behavior)

•Risk Appetite and Tolerance Statement

•Social Media

•Travel, Expense, and Entertainment

•Workplace Violence
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Failure to Comply; Compliance Procedures

The failure by any director, officer, or employee to comply with the laws, rules, or regulations governing the Company's business, this Code, or any Company policy will constitute grounds for corrective action, up to and including termination of employment or engagement. Reports of known or suspected violations will be promptly investigated by the appropriate function, which may include Audit, Human Resources or Law.

Contacts
Kelly Services’ Business Conduct & Ethics Reporting Program	877-978-0049	https://www.integrity-helpline.com/kellyservices.jsp or for Europe: https://kellyserviceseu.alertline.com/gcs/welcome
Sara Hennig, Vice President, Internal Audit	248-244-4825	Sara.Hennig@kellyservices.com
Vanessa Williams, Senior Vice President and General Counsel	248-963-5561	vanessa.williams@kellyservices.com
Jim Polehna, Senior Vice President, Corporate Secretary and Investor Relations	248-244-4586	polehjm@kellyservices.com
Amy Bouque, Senior Vice President and Chief Human Resources Officer	248-744-3606	amy.bouque@kellyservices.com

Reviewed and adopted by Board of Directors August 5, 2020.

Dialing Instructions

1.Place your call from a “land line” that allows international calls (not a mobile phone).
2.Using the chart below, locate the Direct Access Code for the country you are calling from.
3.Dial the Direct Access Code provided.
4.When prompted, dial the Hotline Number (877-978-0049).
5.Once connected to the Hotline, follow the prompts to speak with a Hotline representative.
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Kelly Services, Inc.

COUNTRY	DIRECT ACCESS CODE	HOTLINE NUMBER
Australia (Optus)	1-800-551-155	877-978-0049
Australia (Telstra)	1-800-881-011	877-978-0049
Austria / Österreich	0800-200-288	877-978-0049
Belgium / België	0-800-100-10	877-978-0049
Brazil / Brasil	0800 890 0288 or 0800-8888-288	877-978-0049
China / 中国	108-888 (Beijing) or 108-11 (rest of China)	877-978-0049
Canada	N/A	877-978-0049
Denmark / Danmark	8001-0010	877-978-0049
France	0800-99-0011 or 0805-701-288	877-978-0049
Germany / Deutschland	0-800-2255-288	877-978-0049
Hong Kong / 香港	800-96-1111 (HK Telephone) or 800-93-2266 (New World Telephone)	877-978-0049
Hungary / Magyarország	06 800-01111	877-978-0049
India / भारत	000-117	877-978-0049
Indonesia / Republik Indonesia	001-801-10	877-978-0049
Italy / Italia	800-172-444	877-978-0049
Japan / 日本/ Nihon	00 539-111 (KDDI); 0034-811-001 (NTT); 00-663-5111 (Softbank)	877-978-0049
Luxembourg	800 2 0111	877-978-0049
Malaysia / مليسيا	1-800-80-0011	877-978-0049
Mexico / México	01-800-288-2872	877-978-0049
Netherlands (Holland) / Nederland	0800-022-9111	877-978-0049
New Zealand	000-911	877-978-0049
Norway / Norge	800-190-11	877-978-0049
Poland / Polska	0-0-800-111-1111	877-978-0049
Portugal	800-800-128	877-978-0049
Puerto Rico	N/A	877-978-0049
Russia / Россия	363-2400 (Moscow); 8^495-363-2400 (outside Moscow); 363-2400 (St. Petersburg); 8^812-363-2400 (outside St. Petersburg)	877-978-0049
Singapore / 新加坡 / Singapuraf	800-0111-111 (Sing Tel) or 80-0001-0001 (StarHub)	877-978-0049
Spain / España	900-99-00-11	877-978-0049
Sweden / Sverige	020-799-111	877-978-0049
Switzerland / Suisse	0-800-890011	877-978-0049
Thailand / ประเทศไทย	1-800-0001-33 or 001-999-111-11	877-978-0049
United States	N/A	877-978-0049
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